Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Green Plains Renewable Energy, Inc.:

We consent to incorporation by reference in the registration statements (File No. 333-163203) on Form S-3, and registration statements (File Nos. 333-143147, 333-154280 and 333-159049) on Form S-8 of Green Plains Renewable Energy, Inc. and subsidiaries (the Company) to the use of our report presented herein dated March 26, 2009, with respect to the consolidated balance sheet as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the nine-month transition period ended December 31, 2008, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ L.L. Bradford & Company, LLC

Las Vegas, NV

February 22, 2010